Exhibit 14


                        Amendment to Settlement Agreement

         First Amendment, dated June 28, 2006 (the "Amendment"), to the Settlement Agreement, dated as of May 5, 2006 (the "Settlement Agreement"), among Inter-Tel, Incorporated ("Inter-Tel" or the "Company"), Steven G. Mihaylo ("Mr. Mihaylo") and Summit Growth Management LLC, a wholly owned affiliate of Mr. Mihaylo ("Summit").

         WHEREAS, Mr. Mihaylo and certain affiliates on June 14, 2006 sent a letter (the "June 14 Offer") to the Company setting forth what they claimed to be a Mihaylo Offer (as defined in the Settlement Agreement).

         WHEREAS, the June 14 Offer contained financing commitments that were "subject to confirmatory due diligence."

         WHEREAS, the Special Committee of the Board of Directors of Inter-Tel (the "Special Committee") has taken the position that the June 14 Offer is, because of the "confirmatory due diligence" condition, not a Mihaylo Offer.

         WHEREAS, Mr. Mihaylo has taken the position that the "confirmatory due diligence" condition was necessitated by the Company's noncompliance with its obligation under Section 4 of the Settlement Agreement to provide Mr. Mihaylo and his advisors and financing sources access to the reasonable due diligence information requested in good faith in order to facilitate their making a Mihaylo Proposal prior to June 15, 2006;

         WHEREAS, the parties, without agreeing as to whether the June 14 Offer is or is not a Mihaylo Offer or whether the Company did or did not comply with its obligations under the Settlement Agreement, wish to resolve this dispute and amend the Settlement Agreement.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound hereby agree as follows:

         1. The Special Committee and Board will not respond to the June 14 Offer and the Mihaylo Parties will waive any right to claim that the failure to respond triggers their right to make a Mihaylo Request to call a Special Meeting pursuant to Section 5 of the Settlement Agreement.

         2. The Company will promptly provide Mr. Mihaylo, his advisors and his financing sources in good faith such additional due diligence information and access to information, facilities, persons and business records as is customary and reasonably necessary to allow Mr. Mihaylo and his affiliates and partners to make an offer (and his financing sources to provide commitment letters) without the "subject to confirmatory due diligence" condition and otherwise meeting all of the criteria for a Mihaylo Proposal set forth in the Settlement Agreement; provided, that if the Company announces an extraordinary transaction prior to the earlier of July 28, 2006 or the submission of a Mihaylo Proposal, such offer may be conditioned on the extraordinary transaction not being consummated or conditioned on due diligence regarding the extraordinary transaction and, in that event, such conditions shall not cause it to fail to constitute a Mihaylo Proposal if such offer otherwise meets all of the criteria for a Mihaylo Proposal set forth in the Settlement Agreement. The scope, nature and conditions to such additional due diligence have been generally agreed to by the financial advisors to the respective parties. Such additional due diligence information will be subject to the terms and restrictions of the respective Confidentiality Agreements, each dated May 5, 2006 (the "Confidentiality Agreements") between the Company and each of Mr. Mihaylo, RBC Capital Markets Corporation and Vector Capital Corporation, and such additional appropriate provisions as reasonably necessary or desirable to protect the Company or the confidential or proprietary information of the Company.

         3. Sections 4 and 7 of the Settlement Agreement are amended by deleting therefrom all references to June 15, 2006 and substituting in each place thereof the date of July 28, 2006.

         4. Sections 7 and 8 of the Settlement Agreement are amended by deleting therefrom all references to August 31, 2006 and substituting in each place thereof the date of September 30, 2006.

         5. Except as expressly amended herein, the Settlement Agreement continues and remains in full force and effect. Unless otherwise defined in this Amendment, capitalized terms used in this Amendment have the same meaning as those in the Settlement Agreement.

         6. All notices, demands and other communications to be given or delivered to the Company in accordance with Section 19 of the Agreement shall be copied to (which copy shall not constitute notice):

                           Bingham McCutchen LLP
                           355 South Grand Avenue, Suite 4400
                           Los Angeles, California  90071
                           Attention:  Stephen D. Alexander

         7. This First Amendment may be executed by the parties in any number of counterparts. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Amendment.

         8. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to agreements made and to be fully performed therein (excluding the conflict of laws rules).

                            [signature page follows]

         IN WITNESS WHEREOF, each of the undersigned parties has executed or caused this Amendment to be executed on the date first above written.

                                              INTER-TEL, INCORPORATED


                                              By:   /s/ Norman Stout
                                                    ----------------------------
                                                    Name:   Norman Stout
                                                    Title:  CEO


                                              /s/ Steven G. Mihaylo
                                              ---------------------------------
                                              STEVEN G. MIHAYLO


                                              SUMMIT GROWTH MANAGEMENT LLC


                                              By: /s/ Steven G. Mihaylo
                                                  ------------------------------
                                                  Name:   Steven G. Mihaylo
                                                  Title:  Managing Member